Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

July 10, 2006

Securities and Exchange Commission
450 Fifth Street SW
Washington, DC 20549

Re: PowerCold Corporation
Commission File Number 33-19584

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated July 10, 2006 concerning the non-reliance on previously issued financial statements and the withdrawal of our audit report for the years ended December 31, 2005 and 2004.

Sincerely,

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com